Exhibit 99.1

Enduro Royalty Trust

Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—February 15, 2013

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) announced today a cash distribution to the holders of its units of beneficial interest of $0.070519 per unit, payable on March 14, 2013, to unitholders of record on February 28, 2013. The distribution primarily represents oil production during the month of November 2012 and natural gas production during October 2012.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	75,573	798,646	$81.40	$3.21
Prior Month	77,200	827,053	$84.87	$2.83

Proceeds from the settlement of applicable hedge contracts related to the properties were approximately $0.9 million.

Capital expenditures for the properties underlying the Trust during the period were approximately $3.3 million. Capital relates to incurred expenses during December 2012, primarily for two Permian oil wells being drilled in the Lost Tank field in southeastern New Mexico. Enduro owns a 50% working interest in the field and expects capital expenditures related to these two wells to total approximately $7.3 million, of which $2.9 million was included in the current month’s capital and $3.5 million is expected to be included in next month’s capital expenditures. The wells were spud in December 2012 and are expected to begin producing in February 2013.

Total capital incurred during 2012 for the underlying properties was approximately $15.8 million. In 2013, Enduro Resource Partners, the sponsor of the Trust, expects capital to range from $22—$24 million, focused on projects in the Permian Basin. These projects are anticipated to grow oil production during the year. For further information on the 2013 capital program and projects, Enduro has prepared a presentation which will be posted on the Trust’s website today.

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices and the amount and timing of the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Enduro Royalty Trust

Monthly Cash Distribution

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 30, 2012. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Mike Ulrich, 1 (800) 852-1422